SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File No.  1-09901

                              Eagle Financial Corp.
             (Exact name of registrant as specified in its charter)

                                 222 Main Street
                           Bristol, Connecticut 06010
                                 (860) 314-6400
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                          Common Stock, par value $.01
 ------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
------------------------------------------------------------------------------
              (Titles of all other classes of securities for which
                      a duty to file reports under Section
                             13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)   |X|    Rule 12h-3(b)(1)(ii)       |_|
              Rule 12g-4(a)(1)(ii)  |_|    Rule 12h-3(b)(2)(i)        |_|
              Rule 12g-4(a)(2)(i)   |_|    Rule 12h-3(b)(2)(ii)       |_|
              Rule 12g-4(a)(2)(ii)  |_|    Rule 15d-6                 |_|
              Rule 12h-3(b)(1)(i)   |X|

Approximate number of holders of record as of the certificate or notice date:  0

*Effective as of April 15, 1998, Eagle Financial Corp. ("Eagle") merged with and into Webster Financial Corporation ("Webster"), and in connection therewith, the obligations of Eagle with respect to these securities became obligations of Webster.

Pursuant to the requirements of the Securities Exchange Act of 1934, Webster Financial Corporation, as successor by merger to Eagle Financial Corp., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 24, 1998                      By: /s/ John V. Brennan

                                              Name: John V. Brennan

                                              Title: Executive Vice President,
                                              Chief Financial Officer and
                                              Treasurer


                                      -2-